UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2008

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2008, Trinity Industries, Inc. announced that Trinity Rail Leasing VI LLC, a Delaware limited liability company ("TRL-VI"), a limited purpose, indirect wholly-owned subsidiary of Trinity Industries, Inc. (the "Company"), owned by the Company through the Company’s wholly-owned subsidiary Trinity Industries Leasing Company ("TILC"), issued $572.2 million of 30-year promissory notes (the "Notes") to financial institutions, initially secured by a portfolio of 8,697 railcars (valued at approximately $743.1 million), operating leases thereon, and certain cash reserves. The Notes are obligations of TRL-VI and non-recourse to the Company. TRL-VI acquired the railcars securing the Notes by purchase from TILC and Trinity Rail Leasing Trust II ("TRLT-II"), another indirect wholly-owned subsidiary of the Company. TRLT-II will use the sale proceeds to repay a portion of the borrowings under the TRLT-II secured warehouse facility and to finance unencumbered railcars on the Company’s balance sheet. TILC has entered into certain agreements relating to the transfer of the railcars to TRL-VI and the management and servicing of TRL-VI’s assets. The Notes bear interest at a floating rate of one-month LIBOR plus a margin of 1.50%. The LIBOR portion of the interest rate on the Notes is fixed at approximately 4.13% for the first seven years from the date of issuance of the Notes through interest rate hedges. The interest rate margin on the Notes will increase by 0.50% on each of the seventh and eighth anniversary dates of the issuance of the Notes and by an additional 2.00% on the tenth anniversary date of the issuance of the Notes. The Notes may be prepaid at anytime and may be prepaid without penalty at any time after the third anniversary date of the issuance of the Notes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

May 21, 2008	By:	William A. McWhirter II

Name: William A. McWhirter II
Title: Senior Vice President and Chief Financial Officer